Telestone Technologies Corporation
TSTC Q2 2010 Earnings Conference Call Script

Pertinent Telephone Numbers
  Presenter Dial In (U.S. Toll Free): 866.524.3159
  Presenter International Dial in: +1.412.317.6759

Telestone Technologies Corporation  (NASDAQ: TSTC)
Date:    Friday, August 13, 2010
Time:   9:00 am Eastern

Executives:
Han Daqing, Chairman and CEO of Telestone
Ms. Xiaoli Yu – CFO
Ms. Liping Zhang – Board Secretary
John Mattio – SVP, HC International

Operator

Good day ladies and gentlemen and welcome to Telestone Technologies Corporation’s second quarter 2010 earnings conference call. My name is (Operator Name) and I will be your operator for today. At this time, all participants are in a listen only mode. We will conduct a question-and-answer session after management’s presentation, towards the end of this conference.
I would now like to turn the presentation over to your host and presenter for today's call, Mr. John Mattio from HC International, Investor Relations council for Telestone. Please proceed John.

John Mattio

Thank you operator.
Good morning everyone. Joining us today from China are Telestone’s CEO, Mr. Han Daqing, the Company’s Chief Financial Officer, Ms. Xiaoli Yu, and Ms. Liping Zhang, Board Secretary. I will present to you shortly a review on the operational and financial results for the company’s second quarter and six month results.  After the presentation, Chairman Han and Ms. Yu will then be available for your questions during the Q&A session.
Before I get started, I would like to remind our listeners that on this call management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, customer lists, raw material costs, market acceptance, future capital requirements, competition in general, and other factors that may cause actual results to be materially different from those described herein as “anticipated”, “believed”, “estimated” or “expected”. Telestone Technologies Corporation is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For those of you unable to listen to the entire call at this time, an audio replay of this call will be available for the next week. Information on how to access the replay is available in the press release issued on August 12 and can also be obtained from HC International upon request.

At this time, I would like to introduce the Chairman and CEO, Mr. Han Daqing who would first like to provide you with his thoughts  on Telestone’s performance.

Mr. Han

“Thank you, John.   I would like to welcome our current and prospective shareholders to this call and thank you for your interest in Telestone Technologies.  Based on what we have seen in aftermarket trading yesterday in our Company’s stock, I would like to restate that we are 100% confident we will meet our guided revenue target of $129.4 million and $22.9 million in net income by the end of the year.   For those of you who have been following us for some time, you are familiar that our Company experiences strong seasonality by the end of the year when we book most of our sales.  Our sales teams have reported to us approximately $106 million in back log estimates of projects we are confident to bill  out in the third and fourth quarter of this year, and, as we  have focused on higher-margin 3/G and WFDS sales this year, I am pleased to report that we have met our gross margin targets of 42% for the quarter and six months. We are equally confident the investments we made in marketing this quarter will pay off in Q3 and Q4.  Contrary to news of slowdown in the telecom space in China, access network installations are peaking in demand and cell phone subscribers grow daily in China.  We believe we are uniquely positioned to benefit from this ongoing growth as the total number of cell phone subscribers in China approach 1 billion by 2011. We appreciate your support and look forward to speaking to you again soon or hosting you at our facilities in Beijing”

John
Thank you Chairman Han.   This is John Mattio again.   Before I begin, I would like to provide our prospective investors and current investors joining us for the first time with an overview of Telestone’s business.

Telestone Technologies has been operating since 1997 when if first began network installations of what are now called 1G and 2G local access networks for cellular services. Telestone went public in 2004 and in 2005 began trading on the NASDAQ.   Telestone Technologies is a project Company that is awarded ‘last mile’ local access network installation contracts from the "Big 3" telecommunication companies in China.  These companies are: China Mobile, China Unicom and China Telecom.   Based on its network design for a particular building site, Telestone procures telecommunications hardware and utilizes local contractors to install current 3/G and WFDS™ fiber optic local access networks for carriers. A majority of the Company’s project revenue is generated from its engineering and network design solutions for first-time installations or network upgrades.   Telestone’s projects in turn generate a combination of equipment and professional service revenues.  To a lesser extent, the Company generates revenue from equipment-only sales or services-only sales.  There have been a number of favorable trends in the industry as of late which lend itself to Telestone’s proprietary network system, WFDS™.      As cell phone users increase, traditional booster antennae systems can not handle the load of signals and thus local access networks must be installed in buildings to provide sufficient signals strength.   As major telecoms compete for customers plus Beijing’s support for more telecom competition, certain coverage areas once serviced by a single telecom must now open up their markets to equal competition from all Chinese telecoms thus increasing the bandwidth demands on systems.  As a result, more buildings must install local access networks.  Lastly, Beijing is encouraging a convergence of all three cellular signals in China and would also like to see other voice, data and media services consolidate as part of its five year plan.   Fiber optics is one of the few systems that can support these drivers in the market and Telestone is leading such installations with its wireless fiber optic distribution system,  know as W F D S.

I would now like to detail to you the Company’s performance in the second quarter 2010 and the six months ended June 30th.    First, here are some highlights for the quarter.

•	Revenue was $16.6 million, up 37.0% from 2nd Quarter of 2009
•	Gross profit was $7.5 million, up 49.8% from 2nd Quarter of 2009 with gross profit margins of 45.1%, exceeding management’s guided 42% gross profit margins
•
In the second quarter, the Company increased sales and marketing efforts to secure higher margin WFDS™ projects and installations which added to its backlog of projects scheduled for completion and billing in the third and fourth quarter of 2010.

•	Telestone’s net income was $1.7 million, a reduction 12.8% from 2nd Quarter of 2009 as a result of increased SG&A expense in the quarter.
•	Earnings per diluted share were $0.16 based on 10.5 million fully diluted shares
•
Lastly, on August 9th Telestone announced its first US-based WFDS™ contract for a Houston-based hospital on which was the first US installation for the Company after it successful approval by the FCC in October of 2009.

Total revenues in the second quarter ended June 30, 2010 were $16.6 million, an increase of 37.0% from $12.1 million in the same period of prior year.  Equipment revenues of $7.1 million were driven by the Company's sales of 3G and WFDS™ local access network equipment used in installations. Additionally, the Company recorded $9.6 million in service revenues for project design and installations billed in the second quarter of 2010 compared to $5.0 million in the second quarter of 2009. This growth represented a 91.6% increase.   Revenues generated during the fiscal year ending December 31 are concentrated in the third and fourth quarter, when most of the “Big 3’s” projects are completed and subsequently billed.   Due to this seasonality, the Company normally records approximately 25% of its estimated revenues in the third quarter and approximately 50% of its estimated revenues in the fourth quarter for of any given year.

In the second quarter costs of operating revenues was $9.1 million. Costs of operating revenue include;

First,  costs of materials used in OEM manufacturing of Telestone's 3G and WFDS™ product lines

Second, costs of hardware components the Company purchases from other suppliers

And lastly the costs for project management and installation at customers’ sites.

Corresponding gross profit was $7.5 million with gross margin of 45.1% for the quarter compared to gross margin of 41.3% in the second quarter of 2009.  Gross margin for the 2nd quarter of 2010 exceeded management’s target of 42% and was positively impacted by higher-margin WFDS™ installations, which contributed gross margins of between 45-50%.

The Company’ selling, general and administrative expenses or S G & A were $5.1 million, and accounted for 30.4% of total revenues, as compared to $2.3 million or 19.2% of total revenues in 2009.   The increase in SG&A expenses was primarily attributable to a 126% year-over-year increase in sales and marketing expenses which were $4.2 million during the second quarter of 2010 and are directly attributable to efforts to secure WFDS™ systems for 3G networks from the “Big 3” and also from building owners who also decide on the type of network to be installed.  The company invested in an aggressive outreach and training program at all of its 30 branch offices to market the benefits of fiber optic systems and WFDS™ as the optimal local access network for cellular, voice, data and media integration in building sites.   This required an intense and focused effort on the part of Telestone’s sales teams as they educated and empowered customers to see value in WFDS systems.  The company also invested in travel to local government offices to obtain support from city or provincial authorities to help promote WFDS™ installations in particular cities and  provinces throughout China.  Telestone has witnessed growing interests in their products after demonstrating the improved service quality and cost savings they can provide customers with their state-of-the-art solution. The recent news about Telestone’s WFDS™ system installation in the U.S. boosted such sales efforts both in the U.S. and China and the company looks to gain significant market share by capitalizing on our first-mover advantage.
The Company’s operating income in the second quarter of 2010 was $2.2 million, with operating margin of 13.4%, a decrease of 4.7% from $2.4 million in the same period 2009.  As detailed earlier, operating income and operating margins were affected by additional costs in SG&A incurred in the second quarter of 2010 and the Company expects operating margins to benefit from WFDS as it grows.
For the three months ended June 30, 2010, net income was $1.7 million, representing a decrease of 12.8% from the same period in 2009.  Based on 10.5 million shares, earnings per weighted average diluted share  were $0.16 per share for the quarter, compared to $0.19 in the same period of 2009.

Now onto a review of the first six months of 2010.

Total revenue for the first six months of fiscal 2010 was $27.8 million and showed an increase of 38.6% from $20.0 million in the same period of prior year.  Revenues from WFDS™ installations accounted for approximately 21.0% of revenues in the first half of the year.  The Company estimates this percentage will exceed 30% by year end.  Of the Company’s key customers, China Mobile accounted for 63.4% of revenues, China Unicom accounted for 21.0% of revenues and China Telecom accounted for 13.3% of revenues for the first half of 2010.

Gross profit in the first half of the year \was $12.4 million, representing an increase of 28.1% from $9.7 million in the prior year's corresponding period.  Gross profit margins for the first half of the year were 44.8% and also exceeded guided gross profit margin expectation of 42% for the year.

SG & A expenses in the first half of fiscal year were $10.7 million, compared to $5.3 million in 2009.  The increase was a result of additional sales and marketing costs incurred mostly in the second quarter of 2010.  Also, during the first quarter of fiscal 2010, general administrative expenses were allocated a non-cash charge of $2.7 million related to the issuance of stock to shareholders of Shandong Guolian Telecommunications Technology Limited in connection with Telestone’s acquisition of the company in 2007 and professional services rendered.  Excluding the effects of the non-cash charge, the SG&A expenses would have been $8.0 million.

Telestone’s Operating income in the first half of the year was $1.4 million, with operating margin of 5.1%.  Excluding the effects of the previously-mentioned noncash charge of $2.6 million, operating income was $4.1 million, representing an increase of 2.5% year-over-year.  Adjusted operating income margin for the first six months of 2010 is 14.7%.

GAAP net income for the first half of fiscal year 2010 was $0.6 million, compared to $3.1 million in the prior year's corresponding period, representing a decrease of 81.1% year-over-year. Adjusted net income excluding the aforementioned non-cash expenses is $3.3 million, representing an increase of 6.5% year-over-year.

The Company’s earnings per weighted average diluted share were $0.06 based on 10.5 million diluted shares, while adjusted earnings were $0.31 per share based on the same share count.

Now for an overview the Company’s balance sheet.

As of June 30, 2010 Telestone Technologies had cash and cash equivalents of $7.7 million compared to $11.2 million as of December 31, 2009.  Its working capital was $64.0 million, increased $3.2 million since December 31, 2009.
On June 30, 2010, Telestone had $101.0 million in receivables as compared to $89.0 million as of December 31, 2009.  The amount of accounts receivable is directly related to the projects the Company secured from China’s Big 3 telecommunication companies. Accounts receivable days sales outstanding (DSO) for the second quarter of 2010 was 483 days.  DSOs reflect the nature of the Company’s business conducted with China’s largest state-owned telecommunication companies and to date the Company has not experienced any significant bad debts.   On an annualized basis, the Company’s average DSO is approximately 12-months, which has been consistent with its business operations with the state-owned telecommunication companies in China since it began project work  in the industry in 2005.  In response to investor concerns about DSO’s, the Company has added a series of directives to encourage timely collection of invoices to their sales managers performance reviews in to keep the DSO’s of their project based business at 12 months which has been the company’s standard after embarking on its fast-growth path.   A potential contributor to decreasing  DSO’s may be Telestone expansion to export markets whereby it only sells its components to installers and engineering companies, like the recently executed contract with Quell Incorporated in a Houston – based hospital.   Since export sales are conducted on wire transfer or letter of credit with 30-90 days terms, as this mix of revenues and DSO aggregate with DSO’s of their project business, overall DSO’s should decrease based on the mix of revenues for each segment.

Current liabilities were $58.0 million compared to $51.7 million as of December 31, 2009.  The Company had $5.9 million in short term loans as of June 30, 2010 and held no long term debt. Shareholder's equity was $68.4 million which the Company is pleased to report  a 5.1% increase from $65.1 million as of December 31, 2009.

With that, I'd like to thank everyone participating in today’s call and for your continued interest in Telestone.

For more information on the Company we will gladly furnish you with our investor relations packet which includes a PowerPoint presentation, company profile, and company brochure. In addition, if you are new to the story and want to learn more about our unique WFDS product we would be happy to send you a sales brochure which details the attributes and functionality. Please feel free to contact our investor relations company, HC International, for printed or electronic information.

We will now open the call to any questions you may have for the management team. Thank you.

Q&A
1.	How much revenue comes from WFDS in your second quarter?
Answer: It is 21% of the revenue in second quarter.

2.	the net equipment sales is year over year decrease, looking back to your last 4 quarters, you had over 50% at least, so what happened in your net sales of equipment?
Answer: The first and second quarter are the tender season of the carriers, and they make fewer equipment purchase compared to the second half of year when they finished the tender. And in the first half year, the carriers still have the equipment which they purchased last year to use.

3.	What is the split between equipment and service in the 2010 guidance of revenue?
Answer: Normally, because we are project-based for the revenue, roughly, the equipment sales and professional services sales are half and half.

4. If you have half and half of revenue in the equipment and services, according to your guidance and portion, you only did 20% of equipment revenue in the first half of year, versus over 35% of equipment sales in 2007, 2008, 2009 in the first half year, why there is such a downturn in 2010?
Answer: normally in a project, the revenues from equipment and services are half and half. But in some projects, the price of equipment is extremely low and we can not make profit from that. Therefore, sometimes we give up such kind equipment’s bidding from the carriers. And also in recent years, the margin of services sales is growing and becoming higher than the margin of equipment sales, which is the change of the business.

5.
The overall revenue of the first half year 2010 is 21% of the guidance, versus 28% in 2009 and 35% in 2008, so you have significant growth in the second half of year in order to meet your guidance, where you see the growth, if you think WFDS will grow significantly. Given WFDS has higher margin, do you expect your margin will improve largely? Can we see that in the second half year?

Answer: Yes. We can confirm that. Compared to the traditional technology, WFDS has higher margin. Second quarter is the bidding season, we have taken most of shares in the provincial level, and that is why we are confident to reach the 2010 guidance. Importantly, due to the success of trials we made on WFDS last year, we have gained greater market shares from the carriers compared to the last one or two years. .

6.	So you are confident that your gross margin will improve significantly in the second half 2010?
Answer: Yes. And the gross margin of WFDS is much higher than the traditional technology.

7. What is your backlog so far?
Answer: That depends on our business process. First, we need to get shares from our carriers in each province: we get projects and contact with building owners, and we sign agreements with them on behalf of the carriers. And we will hand over all the agreements to the carriers’ provincial branch and wait for the approval and budget from their headquarters. When we get approval, we will start engineering, and when we finish the project at the end of the year, the carriers will do the inspection and acceptance, then we can book revenue and waiting for the payment, which is the process.

8. What is the dollar amount of projects are in your hand now?
Answer: I have mentioned that in my speech, the backlog at this moment is at least 106 million.

9. How soon do you think you can recognize that backlog?
Answer: That is the process we need to follow as I mentioned above.

10. How long the process will take?
Answer: all our projects will be verified in Q3 and Q4 before the end of the year 2010.

11. Where is your capital resource, which will support about 100 million revenue growth in second half of 2010?
Answer: Though we have a comparably long DSO, all the revenue will be collected in 12 months. Based on this, we get more credit from china banks, we can get short-term loan once we need working capital. So this is not a big problem to the company.

12. About WFDS project, you signed a contract in the US. How much revenue you expect will generate from the US market?
Answer: It is hard to estimate at this moment. But we think in next 2 or 3 years, 1/3 of the revenue will be generated from the US market and also from the South American market.

13. Where you are on the relation to with other international sales and sales opportunities as the sort of relations you have in the US? Can you further flash the detail on any relationships you’re building with companies in other countries like the Quell relationship?
Answer: Besides the relations we have in the US, we also set up relationships in South America, like Brazil, Mexico and Columbia. We developed local partners and work together with them, which is very efficient. In the next half year, we will set up sales offices in Europe.

14. What is your DSO in Brazil and Columbia if it is equipment sales?
Answer: There is no DSO in the equipment sales. Now we need to give them technical support, and we believe we will gain more market shares in the future.

15. Can you please address the discount you may have to offer in your sales of equipment to Quell and the related profit margins for those sales that compared to similar sales on mainland China?
Answer: I would like to tell you about the profit margin. In the US, the equipment-only sales’ profit margin is about 50%. We are half price of the project competitors in the US. In China, the margin of WFDS, both product sales and equipment sales make the margin go well.

16. You had significant SG&A cost related to the training for your sales agent for WFDS in the second quarter; do you anticipate the same kind of expenses going forward or fall significantly?
Answer: At the beginning of our development of the market, the cost may be high. Once we runs well, the sales cost will not be so high as that of the beginning.

Closing Remark

John Mattio

On behalf of the Telestone management team, we want to thank you for your interest and participation in this call. Please visit our website at http://www.telestone.com We look forward to updating you on our progress next quarter and seeing you at investor conferences in China, the U.S. and hopefully at our facilities in the near future.